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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                 PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFT
                            DISCLOSEABLE TRANSACTION
                 FURTHER TIME EXTENSION FOR DESPATCH OF CIRCULAR

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Reference is made to the Announcements regarding, among other things, the purchase of four Boeing 737 NG series aircraft by the Company. The Company has applied to the Stock Exchange for another waiver from strict compliance with Listing Rule 14.38 in relation to the timing for the despatch of the Circular, which is further extended to not later than 24th February, 2006.
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Reference is made to the announcement of the Company published in the newspapers on 21st December, 2005 regarding the purchase of four Boeing 737 NG series aircraft (with engines) by the Company and the announcement made by the Company dated 12th January, 2006 in relation to time extension for the despatch of its related circular (collectively, the "ANNOUNCEMENTS"). Terms used herein shall have the same meanings as defined and/or used in the Announcements unless the context otherwise requires.

As mentioned in the Company's announcement dated 12th January, 2006, the Directors then expected that the Circular would by now have been made available for despatch. Nonetheless, the Company has been in discussions with the Stock Exchange and, in view of the intervening PRC Chinese New Year public holidays which last until 4th February, 2006, more time than then expected becomes needed to settle on certain disclosures to be included in the Circular. The Company has therefore applied to the Stock Exchange for another waiver from strict compliance with the requirements under Rule 14.38 of the Listing Rules in relation to the timing for the despatch of the Circular, which is further extended to not later than 24th February, 2006.




                                              By order of the board of Directors
                                                    CHINA EASTERN AIRLINES
                                                      CORPORATION LIMITED
                                                          LUO ZHUPING
                                                Director and Company Secretary


The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
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Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
3rd February, 2006

Please also refer to the published version of this announcement in the China Daily (English) and Hong Kong Commercial Daily (Chinese).

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